Exhibit (99)

Media Contact:
Christy Phillips 704.383.8178
Investor Contact:
Alice Lehman 704.374.4139
Ellen Taylor 704.383.1381

Press Release Thursday, Oct. 19, 2006
PETER SCHILD, HEAD OF INTERNAL AUDIT, ANNOUNCES
RETIREMENT AT THE END OF 2007; DAVID JULIAN
EXPECTED TO SUCCEED SCHILD

CHARLOTTE, N.C. – Wachovia Corporation announced today that Peter Schild, head of Internal Audit, has announced his intention to retire towards the end of 2007. Wachovia expects David Julian to succeed Schild.

Effective immediately, David Julian, 45, will step down as Corporate Controller and Principal Accounting Officer and become Chief Operating Officer for the company’s Finance Division. In this role, Julian will continue to report to Tom Wurtz, Chief Financial Officer. Peter Schild will continue to report to Ken Thompson, Chairman and CEO.

“Peter Schild has successfully led our audit function through a very challenging time in corporate America, and we are extremely pleased that David will assume the position of Chief Auditor next year,” said Thompson. “I want to thank Peter for his thoughtful guidance and dedication to the company over the past 11 years. Due to the depth and ability of Wachovia’s leadership team, we are fortunate to have in David Julian an exceptionally strong internal candidate who can transition to this role.”

Pete Carlson, 42, Director of External Reporting, will serve as interim Corporate Controller and Principal Accounting Officer. The company plans to conduct an extensive search for the position.

In the COO role, Julian will lead select Finance initiatives for the division, as well as have overall management responsibility for the company’s Supplier Diversity program.

Julian joined Wachovia in 1997 and has been the Company’s Corporate Controller since 2001. Prior to joining Wachovia, he was Senior Vice President of Finance for the Forum Corporation in Boston, Mass. Prior to Forum, Julian was with Price Waterhouse. He graduated with an Accounting degree from Northeastern University in Boston.

Carlson joined Wachovia in 2002 and has served as Director of External Reporting since March 2004. He has also previously served as Co-Director of Accounting Policy. Prior to joining Wachovia, he was an audit partner with Arthur Andersen LLP. He has a B.S. degree in Accounting from Wake Forest University.

About Wachovia
Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Including the Golden West merger, which closed on October 1, 2006, Wachovia has retail and commercial banking operations in 21 states with 3,400 retail banking offices from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage with 737 offices in 49 states and in Latin America, and corporate and investment banking in selected industries nationwide. Other nationwide businesses include mortgage lending in 39 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. At September 30, 2006, Wachovia had assets of $559.9 billion and market capitalization of $88.2 billion. On the same date, based on pro forma data, Wachovia’s combined assets were approximately $700 billion and combined market capitalization was $107 billion.

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